Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KIROMIC, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Kiromic, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.    The Corporation’s original Certificate of incorporation was filed with the Secretary of State of the State of Delaware on May 27, 2015 under the name Kiromic, Inc. An Amended and Restated Certificate of Incorporation was filed on December 20, 2018. A Second Amended and Restated Certificate of Incorporation was filed on September 13, 2019. Certificates of Correction were filed on October 15, 2019, October 18, 2019, October 29, 2019 and October 29, 2019.

2.    The Board of Directors of the Corporation duly adopted resolutions proposing to amend and restate the Second Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Second Amended and Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the Corporation is Kiromic BioPharma, Inc.

ARTICLE II

REGISTERED AGENT AND REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, 19904, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

BUSINESS PURPOSE

The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

4.1.    Authorized Stock. The aggregate number of shares which the Corporation shall have authority to issue shall consist of 300,000,000 shares of common stock (“Common Stock”), $0.0001 par value, and 60,000,000 shares of preferred stock (“Preferred Stock”), $0.0001 par value.

4.2.    Common Stock. The holders of the Common Stock are entitled to one (1) vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate of Incorporation (this “Restated Certificate”) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate or pursuant to the DGCL. Unless required by law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by, in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Restated Certificate, the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Effective as of the filing date of this Restated Certificate, each ten (10) shares of the issued and outstanding Common Stock shall be combined into one (1) share of Common Stock. No fractional shares shall be issued in connection with this combination. Any fractional share that would otherwise be issued as a result of this combination will be rounded up to the nearest whole share.

Effective as of the first business day following the filing date of this Restated Certificate, each ten (10) shares of the issued and outstanding Common Stock shall be combined into one (1) share of Common Stock. No fractional shares shall be issued in connection with this combination. Any fractional share that would otherwise be issued as a result of this combination will be rounded up to the nearest whole share. For the avoidance of doubt, the Conversion Price of the Designated Preferred Stock as set forth below in this Restated Certificate does not give effect to the stock combination provided for in this paragraph and at the effective time of such stock combination, an adjustment to the Conversion Price of the Designated Preferred Stock shall occur pursuant to Section 4.3.8(b) of this Restated Certificate.

4.3.    Preferred Stock.

4.3.1.    General. Shares of Preferred Stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation (the “Board”) or, to the extent permitted by the DGCL, any committee thereof established by resolution of the Board pursuant to the bylaws of the Corporation (the “Bylaws”) prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

4.3.2.    Designations. 24,000,000 shares of the authorized Preferred Stock of the Corporation are hereby designated as “Series A-1 Preferred Stock” and 14,130,435 shares of the authorized Preferred Stock of the Corporation are hereby designated as “Series B Preferred Stock” with the rights, preferences, powers, privileges and restrictions, qualifications and limitations given such shares in this Restated Certificate (the Series A-1 Preferred Stock and Series B Preferred Stock are collectively referred to in this Restated Certificate as the “Designated Preferred Stock”). The number of shares of Designated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of a particular series then outstanding) by the Board in accordance with this Restated Certificate and applicable law. The Series A-1 Preferred Stock shall have an original issue price $0.50 per share (the “Series A-1 Original Issue Price”) and the Series B Preferred Stock shall have an original issue price of $0. 46 per share (the “Series B Original Issue Price”), each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Designated Preferred Stock.

4.3.3.    Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 4.3.8, holders of Designated Preferred Stock shall be entitled to receive, and the Corporation shall pay, dividends on shares of Designated Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock No other dividends shall be paid on shares of Designated Preferred Stock.

4.3.4.    Liquidation, Dissolution or Winding Up; Certain Mergers. Consolidations and Asset Sales.

(a)    Preferential Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below), the holders of shares of Designated Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Designated Preferred Stock equal to the Series A-1 Original Issue Price or Series B Original Issue Price, as applicable. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Designated Preferred Stock the full amount to which they shall be entitled under this Section 4.3.4(a), the holders of shares of Designated Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)    Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Designated Preferred Stock pursuant to Section 4.3.4(a) the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Designated Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Restated Certificate immediately prior to such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event. Thereafter, the remaining assets shall be distributed to the holders of the Designated Preferred Stock and Common Stock pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Restated Certificate immediately prior to such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event. The aggregate amount which a holder of a share of Designated Preferred Stock is entitled to receive under Sections 4.3.4(a) and 4.3.4(b) is hereinafter referred to as the “Liquidation Amount”).

(c)    Deemed Liquidation Events.

(i)    Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least 67% of the outstanding shares of Series B Preferred Stock (voting or consenting separately as a class) (collectively, the “Required Holders”) elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event:

(A)    a merger or consolidation in which (1) the Corporation is a constituent party, or (2) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (a) the surviving or resulting corporation; or (b) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(B)    the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(ii)    Effecting a Deemed Liquidation Event.

(A)    The Corporation shall not have the power to effect, complete, or consummate a Deemed Liquidation Event referred to in Section 4.3.4(c)(i)(A)(l) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 4.3.4(a) and 4.3.4(b).

(B)    In the event of a Deemed Liquidation Event referred to in Section 4.3.4(c)(i)(A)(2) or 4.3.4(c)(i)(B), if the Corporation does not effect a dissolution of the Corporation under the DGCL within ninety (90) days after such Deemed Liquidation Event, then (1) the Corporation shall send a written notice to each holder of Designated Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (2) to require the redemption of such shares of Designated Preferred Stock, and (3) if the Required Holders so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event (the “Redemption Date”), to redeem (i) all outstanding shares of Designated Preferred Stock at a price per share equal to the applicable Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Designated Preferred Stock, the Corporation shall redeem each holder’s shares of Designated Preferred Stock in conformity with the priorities set forth in Section 4.3.4(a) and Section 4.3.4(b), and shall redeem the remaining shares to have been redeemed as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Upon receipt of a request from the Required Holders to redeem the shares pursuant to this Section 4.3.4(c)(ii)(B), the Corporation shall send written notice of the mandatory redemption to each holder of Designated Preferred Stock not later than 10 days prior to the Redemption Date (the “Redemption Notice”). If the Corporation receives, prior to the Redemption Date, written notice from any holder of Designated Preferred Stock that such holder elects to be excluded from such redemption provided in this Section 4.3.4(c)(ii)(B), then the shares registered on the books of the Corporation in the name of such holder at the time of the Corporation’s receipt of such notice shall thereafter be “Excluded Shares.” Excluded Shares shall not be redeemed or redeemable pursuant to this Section 4.3.4(c)(ii)(B) and shall remain outstanding and entitled to all the rights, preferences, powers and privileges provided herein. On or before the Redemption Date, each holder of shares to be redeemed, unless such holder has exercised his, her or its rights to convert such shares as provided in Section 4.3.6, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the

Corporation, in the manner and at the place designated in the Redemption Notice. In the event that less than all of the shares represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares shall promptly be issued to such holder. Prior to the distribution provided for in this Section 4.3.4(c)(ii)(B), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

(iii)    Amount Deemed Paid or Distributed. If the amount deemed paid or distributed under this Section 4.3.4(c)(iii) is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(A)    For securities not subject to investment letters or other similar restrictions on free marketability, (1) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) day period ending three (3) days prior to the closing of such transaction; (2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing of such transaction; or (3) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

(B)    The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board) from the market value as determined pursuant to Section 4.3.4(c)(iii)(A) above so as to reflect the approximate fair market value thereof.

(C)    For property or rights not described in Section 4.3.4(c)(iii)(A) or 4.3.4(c)(iii)(B) above, the value of such property or rights shall be determined in good faith by the Board.

(iv)    Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 4.3.4(c)(i)(A)(l), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (i) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 4.3.4(a) and 4.3.4(b) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (ii) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 4.3.4(a) and 4.3.4(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 4.3.4(c)(iv), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

4.3.5.    Voting.

(a)    General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Designated Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Restated Certificate, holders of Designated Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b)    Series B Preferred Stock Protective Provisions. The rights of the holders of Series B Preferred Stock under this Section 4.3.5 (b) shall terminate on the first date after September 13, 2019 (the “Series B Original Issue Date”) on which there are issued and outstanding less than 25% of the shares of Series B Preferred Stock sold on the Series B Original Issue Date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock) (such number of shares, as so adjusted, the “Requisite Series B Shares”). At any time when not less than the Requisite Series B Shares are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by the DGCL or this Restated Certificate) the written consent or affirmative vote of the holders of at least 67% of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class and not as separate series, and on an as-converted basis, which approval shall not be unreasonably withheld, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)    amend, alter or repeal any provision of this Restated Certificate or Bylaws of the Corporation in a manner adverse to the rights of the Series B Preferred Stock;

(ii)    create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation including any Deemed Liquidation Event, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series B Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation including any Deemed Liquidation Event, the payment of dividends and rights of redemption;

(iii)    reclassify, alter or amend any security of the Corporation that is junior to the Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation including any Deemed Liquidation Event, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series B Preferred Stock in respect of any such right, preference or privilege;

(iv)    purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, or repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at a price per share and other terms approved by the Board;

(v)    increase or decrease the authorized number of directors constituting the Board;

(vi)    liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, consummate any public offering of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, or consent to any of the foregoing;

(vii)    grant any lien or security interest in the assets of the Corporation, other than (A) purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similarly persons arising in the ordinary course of business, (B) security interests in trade accounts receivable arising in the ordinary course of business, (C) grants in connection with lines of credit with financial institutions or equipment leases or (D) with the prior approval of the Board, including the director designated by the holders of record of shares of Series B Preferred Stock with a purchase price of at least $1,000,000 (such director, the “Series B Designee”);

(viii)    elect to change the Corporation’s status as a C corporation for United States federal tax purposes;

(ix)    change the Corporation’s principal business, enter into a new line of business or exit the Corporation’s line ofbusiness as it existed on the Series B Original Issue Date other than with the prior approval of the Board, including the Series B Designee; or

(x)    enter into or be party to any transaction with any director, officer or employee ofthe Corporation or any “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934) of any such person other than (A) transactions resulting in payments to or by the Corporation in an amount less than $100,000 per year, (B) transactions made in the ordinary course of business and pursuant to reasonable requirements of the Corporation’s business and on fair and reasonable terms that receive the prior approval of the Board or (C) with the prior approval of the Board, including the Series B Designee.

4.3.6.    Optional Conversion.

(a)    Right to Convert. Each share of Designated Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non -assessable shares of Common Stock as is determined by dividing the Series A-1 Original Issue Price or Series B Original Issue Price, as applicable, by the Series A-1 Conversion Price or Series B Conversion Price, as applicable, in effect at the time of conversion. The “Series A-1 Conversion

Price” shall initially be equal to the Series A-1 Original Issue Price and the “Series B Conversion Price” shall initially be equal to the Series B Original Issue Price (each, a “Conversion Price”). Each Conversion Price and the rate at which shares of Designated Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(b)    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Designated Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. If the Corporation elects not, or is unable, to make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Designated Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c)    Mechanics of Conversion. In order for a holder of Designated Preferred Stock to voluntarily convert shares of Designated Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Designated Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Designated Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Designated Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close ofbusiness on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (A) issue and deliver to such holder of Designated Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Designated Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and (B) pay in cash such amount as provided in Section 4.3.6(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, if applicable.

(d)    Reservation of Shares. The Corporation shall at all times when the Designated Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Designated Preferred

Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Designated Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Designated Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate. Before taking any action which would reduce the applicable Conversion Price below the then par value ofthe shares of Common Stock issuable upon conversion ofthe Designated Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

(e)    Effect of Conversion. All shares of Designated Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4.3.6(b), if applicable. Any shares of Designated Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Designated Preferred Stock accordingly.

(f)    Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Designated Preferred Stock pursuant to this Section 4.3.6. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Designated Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.3.7.    Mandatory Conversion.

(a)    Trigger Events. Upon either (i) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $20,000,000 of net proceeds (defined as gross proceeds net of the underwriting discount and commissions), to the Corporation (a “Qualified IPO”) or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least 67% of the then outstanding shares of Series B Preferred Stock, voting or consenting, as the case may be, together as a single class and not as separate series, and on an as-converted basis (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Series B Mandatory Conversion Time”), then (A) all outstanding shares of Series B Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Section 4.3.6(a)(i) and (B) such shares may not be reissued by the Corporation. Upon either (a) a Qualified IPO or the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least 67% of the then outstanding shares of Series A-1 Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Series A-1 Mandatory Conversion Time”), then (A) all outstanding shares of Series A-1 Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Section 4.3.6(a)(i) and (B) such shares may not be reissued by the Corporation. The term “Mandatory Conversion Time” shall refer to the Series B Mandatory Conversion Time or Series A-1 Mandatory Conversion Time, as applicable.

(b)    Procedural Requirements. All holders of record of shares of Designated Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Designated Preferred Stock pursuant to this Section 4.3.7. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Designated Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her, or its attorney duly authorized in writing. All rights with respect to the Designated Preferred Stock converted pursuant to Section 4.3.7(a), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 4.3.7(b). As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Designated Preferred Stock, the Corporation shall (i) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (ii) pay cash as provided in Section 4.3.6(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, if applicable. Such converted Designated Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Designated Preferred Stock accordingly.

4.3.8.    Adjustments to Conversion Price.

(a)    Adjustments for Diluting Issues.

(i)    Special Definitions. For purposes of this Article IV, the following definitions shall apply:

(A)    “Option” shall mean rights, options, or warrants to subscribe for, purchase, or otherwise acquire Common Stock or Convertible Securities.

(B)    “Convertible Securities” shall mean any evidences of indebtedness, shares, or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(C)    “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4.3.8(a)(iii) below, deemed to be issued) by the Corporation after the Series B Original Issue Date, other than (i) the following shares of Common Stock and (ii) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (i) and (ii), collectively, “Exempted Securities”):

(1)    shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Designated Preferred Stock;

(2)    shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4.3.8(b), 4.3.8(c), 4.3.8(d) or 4.3.8(e);

(3)    shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board, including the Series B Designee then in office, if any (the “Equity Plan”);

(4)    shares of Common Stock or Convertible Securities actually issued other than pursuant to the Equity Plan upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security and such Option or Convertible Security was outstanding on the Series B Original Issue Date;

(5)    shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board;

(6)    shares of Common Stock, Options or Convertible Securities issued in any transaction approved by the Board, including the Series B Designee then in office, if any, with such approval expressly stating that such shares of Common Stock, Options or Convertible Securities shall be treated as Exempted Securities;

(7)    shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board, including the approval of the Series B Designee then in office, if any;

(8)    shares of Common Stock, Options or Convertible Securities issued as acquisition consideration pursuant to the acquisition of another corporation or entity by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board, including the approval of the Series B Designee then in office, if any;

(9)    shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, original equipment manufacturer, marketing or other similar agreements or strategic partnerships approved by the Board, including the approval of the Series B Designee then in office, if any; or

(10)    shares of Common Stock issued in a Qualified IPO pursuant to an effective registration statement under the Securities Act of 1933, as amended.

(ii)    No Adjustment of Conversion Price. No adjustment of the Series A-1 Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least 67% of the then outstanding shares of Series A-1 Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment of the Series B Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least 67% of the then outstanding shares of Series B Preferred Stock voting or consenting, as the case may be, together as a single class and not as separate series, and on an as-converted basis, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii)    Deemed Issue of Additional Shares of Common Stock.

(A)    If the Corporation at any time or from time to time after the Series B Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B)    If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to any Conversion Price pursuant to the terms of Section 4.3.8(a)(iv), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to the Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (B) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(C)    If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 4.3.8(a)(iv) (either because the consideration per share (determined pursuant to Section 4.3.8(a)(v)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series B Original Issue Date), are revised after the Series B Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4.3.8(a)(iii) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D)    Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to any Conversion Price pursuant to the terms of Section 4.3.8(a)(iv), the Conversion Price shall be readjusted to the Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(E)    If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Section 4.3.8(a)(iii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (B) and (C) of this Section 4.3.8(a)(iii)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section 4.3.8(a)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(iv)    Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series B Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.3.8(a)(iii)), without consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CPl * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(A)    “CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(B)    “CPJ” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(C)    “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Designated Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(D)    “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CPl (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(E)    “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(v)    Determination of Consideration. For purposes of this Section 4.3.8(a), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A)    Cash and Property. Such consideration shall: (1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest; (2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and (3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

(B)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.3.8(a)(iii), relating to Options and Convertible Securities, shall be determined by dividing: (1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(vi)    Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Section 4.3.8(a) then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(b)    Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series B Original Issue Date effect a subdivision of the outstanding Common Stock, the applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Designated Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close ofbusiness on the date the subdivision or combination becomes effective.

(c)    Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction: (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution. Notwithstanding the foregoing (A) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this section as of the time of actual payment of such dividends or distributions; and (B) that no such adjustment shall be made if the holders of the Designated Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such Designated Preferred Stock had been converted into Common Stock on the date of such event.

(d)    Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 4.3.3 do not apply to such dividend or distribution, then and in each such event the holders of Designated Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Designated Preferred Stock had been converted into Common Stock on the date of such event.

(e)    Adjustment for Merger or Reorganization, Etc. Subject to the provisions of Section 4.3.4(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Designated Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.3.8(b), 4.3.8(c) or 4.3.8(d), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Designated Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such series of Designated Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4.3.8 with respect to the rights and interests thereafter of the holders of the Designated Preferred Stock, to the end that the provisions set forth in this Section 4.3.8 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Designated Preferred Stock.

(f)    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4.3.8, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than fifteen (15) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the applicable series of Designated Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such Designated Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Designated Preferred Stock (but in any event not later than fifteen (15) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (A) the Conversion Price then in effect for each series of Designated Preferred Stock, and (B) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the Designated Preferred Stock.

4.3.9.    Notice of Record Date. In the event: (a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Designated Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; (b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or (c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Designated Preferred Stock a notice specifying, as the case may be, (A) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Designated Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Designated Preferred Stock and the Common Stock Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

4.3.10.    Waiver. Any of the rights, powers, preferences and other terms of the Series A-1 Preferred Stock set forth herein may be waived on behalf of all holders of Series A-1 Preferred Stock by the affirmative written consent or vote of the holders of at least 67% of the shares of Series A-1 Preferred Stock then outstanding. Any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of at least 67% of the shares of Series B Preferred Stock then outstanding, voting or consenting, as the case may be, together as a single class and not as separate series, and on an as-converted basis.

4.3.11.    Notices. Any notice required or permitted by the provisions of this Section 4.3 to be given to a holder of shares of Designated Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

ARTICLE V

BYLAWS

Subject to any additional vote required by this Restated Certificate or the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE VI

DIRECTORS

Subject to any additional vote required by this Restated Certificate, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

LIABILITY OF DIRECTORS

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VIII

EXCLUDED OPPORTUNITY

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Designated Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons delineated in (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation. Any repeal or modification of this Article VIII will only be prospective and will not affect the rights under this Article VIII in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

ARTICLE IX

EXCLUSIVE FORUM IN DELAWARE

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware DGCL or this Restated Certificate or the Bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE X

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

10.1.    Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any current or former director or officer of the Corporation (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.3, the Corporation shall be required to indemnity an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.

10.2.    Prepayment of Expenses of Officers and Directors. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article X or otherwise.

10.3.    Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article X is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

10.4.    Indemnification of Employees and Agents. The Corporation may indemnity and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board in its sole indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.

10.5.    Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board.

10.6.    Non-Exclusivity of Rights. The rights conferred on any person by this Article X shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Restated Certificate, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

10.7.    Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

10.8.    Insurance. The Board may, to the fullest extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article X; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article X.

10.9.    Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

*      *      *

3.    The foregoing amendment and restatement was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the DGCL.

4.    This Third Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Second Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 16th day of December, 2019.

By:	/s/ Maurizio Chiriva Intemati
Maurizio Chiriva Intemati
Chief Executive Officer

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